Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $2,000,000	Issuance Date:	December 13, 2021

FOR VALUE RECEIVED, Wave Sync Corp., a Delaware corporation (the “Company”), promises to pay to the order of PX Global Advisors, LLC or its registered assigns or successors in interest (the “Holder”), the amount set out above as the principal amount (the “Principal Amount”) with the accrued and outstanding interest when due on the Maturity Date in lawful money of the United States of America, on the terms and conditions described below until this convertible promissory note has been paid in full. This convertible promissory note, including all promissory notes issued in exchange, transfer or replacement hereof, is referred to as this “Note.” This Note is delivered pursuant to the terms of that certain securities purchase agreement (the “SPA”) dated as of December 12, 2021 by and between the Holder and the Company. Certain capitalized terms shall have the meanings as defined in the SPA if not specifically defined herein.

1. Principal Amount. Subject to the conversion of the Note as described in Section 3, the Principal Amount and any accrued but unpaid Interest outstanding hereunder shall be payable on December 12, 2022, which is the twelfth (12th) month anniversary of the Issuance Date (the “Maturity Date”). Therefore, this Note has a term (the “Term”) of twelve (12) months.

2. Interest. Subject to the conversion of this Note, interest shall accrue on the outstanding unpaid and unconverted Principal Amount of this Note at the simple interest rate of ten percent (10%) per annum (the “Interest”). Interest shall be calculated from and include the Issuance Date and shall be calculated on a 365-day basis and payable on the Maturity Date.

3. Conversion.

a.	At the end of the Term, the Holder may elect to convert any outstanding Principal Amount and accrued but unpaid Interest into the Company’s shares of common stock (the “Conversion”), at its sole discretion, at a fixed conversion price of $3.20 per share (the “Conversion Price”). Any Conversion election by the Holder will be made in writing delivered to the Company pursuant to this section and in accordance with the conversion notice (the “Conversion Notice”) attached herein as Exhibit A.

b.	Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion. The number of shares of Common Stock to be issued pursuant to the Conversion set forth herein (the “Conversion Shares”) pursuant to Section 3(a) hereunder shall be determined by the quotient obtained by dividing the outstanding principal amount of this Note and accrued but unpaid interest thereon to be converted by the Conversion Price.

ii. Delivery of Certificate Upon Conversion. Not later than seven (7) business days after each Conversion Notice, the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of this Note, in whole or in part or the Conversion Shares in book entry form.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

4. Reserved.

5. Voluntary Prepayment. The Company may prepay the outstanding Principal Amount and accrued but unpaid interest of this Note at any time, in whole or in part, without any penalty before the Maturity Date.

6. Use of Proceeds. The net proceeds of this Note shall be used solely for the purposes of working capital in connection with Company’s business.

7. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Company to pay the Principal Amount and Interest due pursuant to this Note within ten (10) business days from the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Company generally to pay its debts as such debts become due, or the taking of corporate action by the Company in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order stays in effect for a period of sixty (60) consecutive days.

8. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 7(a) hereof, the Holder may, by written notice to the Company, declare this Note to be due immediately and payable, whereupon the unpaid Principal Amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 7(b) or 7(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Holder.

(c) Should the indebtedness represented by this Note, or any part thereof, be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection after default, or should the Company request any modification of this Note, the Company agrees to pay, in addition to the Principal Amount, Interest and other amounts due and payable hereon and hereunder, all costs and expenses incurred in connection with such collection, or modification, as applicable, including, without limitation, attorneys’ and collection fees.

9. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

To the Company:

Wave Sync Corp.	With a copy to (not constituting as notice):	Sichenzia Ross Ference LLP

Address: 19 West 44th Street, Suite 1001, New York, NY 10036		1185 Avenue of the Americans, 31st Floor

Telephone: +852 98047102		New York, New York 10036

Facsimile: N/A		Telephone: 212-930-9700

Attention: Jiang Hui, CEO		Facsimile: 212-930-9275

Email: *		Attention: Huan Lou, Esq.

Email: *
To the Holder: please refer to the SPA.

10. Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a customary indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue to the Holder a new convertible promissory note, of like tenor and amount, in replacement of such lost, stolen, destroyed or mutilated Note.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Usury. The Company intends to comply with applicable usury laws. Accordingly, notwithstanding any provision in this Note or SPA to the contrary, neither this Note nor the SPA shall require the payment, or permit the collection, of interest in excess of the maximum amount permitted by the applicable law of the State of New York. If the Interest rate would violate the applicable usury law, the amount of the payment obligation imposed by this Note and the SPA shall be reduced to the maximum amount permitted by law.

13. Amendment; Waiver.  Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Company and the Holder.

14. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

15. Governing Law. This Note, and all other disputes or issues arising from or relating in any way to the Company’s relationship with the Holder, shall be governed by the internal laws of the State of New York, irrespective of the choice of law rules of any jurisdiction. Any dispute shall be brought before the state and federal courts located in New York City, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

[Signature page follows]

IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the Issuance Date set forth above.

Wave Sync Corp.

By:	/s/ Jiang Hui
	Name:	Jiang Hui
	Title:	Chief Executive Officer

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